EXHIBIT 11

                    INTERNATIONAL ASSETS HOLDING CORPORATION
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                 For the Year Ended September 30, 1998 and 1997



                                                                                    1998 (1)                  1997
Basic Earnings (Loss) Per Share
Numerator:
  Net income (loss)                                                              $ (217,338)              $ 717,869

Denominator:
  Weighted average number of common shares outstanding                            1,533,534               1,578,966

Basic earnings (loss) per share                                                  $    (0.14)              $    0.45


Diluted Earnings (Loss) Per Share
Numerator:
  Net income (loss)                                                              $ (217,338)              $ 717,869

Denominator:
  Weighted average number of common shares outstanding                            1,533,534               1,578,966

  Weighted average number of net common shares that would
  be issued upon exercise of dilutive options and warrants assuming proceeds used to repurchase shares pursuant to the treasury
  stock method (2)                                                                                           64,035

  Weighted average number of common shares and dilutive
  potential common shares outstanding                                             1,533,534               1,643,001

Diluted earnings (loss) per share                                                $    (0.14)              $    0.44


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

(1) Diluted loss per share is the same as basic loss per share for 1998 because of the anti-dilutive impact of the dilutive potential common shares due to the net loss for 1998.

(2) The treasury stock method recognizes the use of proceeds that could be obtained upon exercise of options and warrants in computing diluted earnings per share. It assumes exercise of options and warrants as of the beginning of the period or when issued, if later, and that any proceeds would be used to purchase common stock at the average market price during the period.